Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Heritage-Crystal Clean, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$1,178,203,572.00	(1)(2)(3)	0.00011020	$129,838.03	(4)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$1,178,203,572.00
Total Fees Due for Filing				$129,838.03
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$129,838.03

(1)	Title of each class of securities to which transaction applies: Heritage-Crystal Clean, Inc. common stock, par value $0.01 per share (“Company Common Stock”).

(2)

Aggregate number of securities to which transaction applies: As of July 17, 2023, the maximum number of shares of Company Common Stock to which this transaction applies is estimated to be 25,894,584, which consists of (a) 24,367,320 issued and outstanding shares of Company Common Stock, including 532,045 issued and outstanding restricted stock awards and 147,623 shares of Company Common Stock underlying outstanding restricted stock units; (b) 1,495,826 shares of Company Common Stock available for future issuance under the Company’s 2019 Incentive Award Plan; and (c) unexercised rights to purchase approximately 31,438 shares of Company Common Stock under the Company’s Employee Stock Purchase Plan of 2008.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 24,367,320 issued and outstanding shares of Company Common Stock, including 532,045 issued and outstanding restricted stock awards and 147,623 shares of Company Common Stock underlying outstanding restricted stock units, and the per share price of $45.50; (b) the product of 1,495,826 shares of Company Common Stock available for future issuance under the Company’s 2019 Incentive Award Plan and the per share price of $45.50; and (c) the product of unexercised rights to purchase approximately 31,438 shares of Company Common Stock under the Company’s Employee Stock Purchase Plan of 2008 and the per share price of $45.50.

(4)

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined by multiplying the sum calculated in in note (3) above by 0.00011020.